Exhibit 10.6(b)

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

FIRST AMENDMENT TO SERVICES, RESEARCH,

DEVELOPMENT AND COLLABORATION AGREEMENT

This FIRST AMENDMENT TO SERVICES,  RESEARCH, DEVELOPMENT AND COLLABORATION AGREEMENT (“First Amendment”) is entered into as of November 17,2010 (“First Amendment Effective Date”) by and between INTENDIS GMBH., a company organized under the Jaws of the Federal Republic of Germany (“Intendis”), and KYTHERA BIOPHARMACEUTICALS, INC., a Delaware corporation (‘‘Kythera”).

RECITAL

WHEREAS, Kythera and Intendis are parties to a Services, Research, Development and Collaboration Agreement, dated as of August 26, 2010 (“Collaboration Agreement”),  pursuant to which Intendis agreed to provide certain development services to Kythera.  Capitalized terms used but not defined herein shall have the meanings set forth in the Collaboration Agreement (and, by reference therein, the License Agreement between Kythera and Bayer Consumer Care AG dated as of the Effective Date of the Collaboration Agreement (“License Agreement”));

WHEREAS, Kythera wishes to enter into a Master Services Agreement for Clinical Trial Services dated as of the First Amendment Effective Date and presented to Intendis for review (“Master Services Agreement”) with Parexel International, LLC (“Parexel”), and Intendis wishes to provide written advice to Kythera to be permitted to do so, as contemplated by Sections 2.1(a) and 2.3(c) of the Collaboration Agreement;

WHEREAS, for the avoidance of doubt, the Parties wish to clarify certain understandings with respect to matters related to the provision of services pursuant to the Master Services Agreement, including the extent of the indemnity to be provided by Intendis pursuant to Section 9.2(e) of the Collaboration Agreement in connection with the services to be provided by Parexel and other subcontractors,  the procurement of insurance relating to the activities to be undertaken pursuant to the Master Services Agreement, the subcontracting of responsibilities for Remedial Actions relating to the Initial Product in the Field in the BCC Territory to Kythera, and certain related matters;

Now, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained in this First Amendment, the Parties agree as follows:

1.                                 Section 9.2(e) of the Collaboration Agreement is hereby amended and restated to read, in its entirety, as follows:

(e) contracts with Third Parties entered into by Kythera on the basis of instructions from Intendis in accordance with Section 2.l(a)(i)(3), or management of such contracts by Intendis in accordance with Section 2.l(a)(i)(4), except:

(1) to the extent such Losses result from any act or omission of a Kythera Indemnitee not in accordance with or in the absence of written advice from Intendis; or

(2) to the extent that any such Loss is covered by insurance referenced in Section 9.4(a)(2).

Nothing in this Section 9.2(e) shall otherwise be construed to amend or alter in any way the indemnification obligations of either Party pursuant to this Agreement or in the License Agreement.

2.                                      Section 9.4(a) of the Collaboration Agreement is hereby amended and restated to read in its entirety as follows:

(a) Kythera shall procure and maintain the following insurance:

(1) Insurance adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated, including comprehensive or commercial form general liability insurance with not less than [*] of coverage, at all times during the term of this Collaboration Agreement and for three (3) years thereafter.

(2) Insurance required to be purchased by Kythera pursuant to Section 8.1 of the Master Services Agreement.

It is understood that the insurance described in this Section 9.4(a) shall not be construed to create a limit of Kythera’s liability with respect to its indemnification obligations under this Article 9.  Kythera shall provide Intendis with written evidence of either such insurance upon request. Kythera shall provide Intendis with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in either such insurance which would materially adversely affect the rights of Intendis hereunder.

3.                                      Intendis hereby advises Kythera, as contemplated by Section 2.3(e) of the Collaboration Agreement, that it may engage Parexel under the terms of the Master Services Agreement.

4.                                      This First Amendment, together with the Collaboration Agreement, constitute the entire agreement between the Parties. All other terms and provisions of the Collaboration Agreement and the License Agreement, except as expressly amended by this First Amendment, remain in full force and effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

END OF PAGE

[signatures appear on following page]

IN WITNESS WHEREOF the Parties have executed this First Amendment as of the date First Amendment Effective Date by their duly authorized representatives.

INTENDIS GMBH.		KYTHERA BIOPHARMACEUTICALS,
INC.

By:	/s/ Shakaib Qureshi	By:	/s/ Keith R. Leonard

Name:	Shakaib Qureshi	Name:	Keith R. Leonard

Title:	Vice President	Title:	President and CEO

By:	/s/ Lilian Vakalopoulou

Name:	Lilian Vakalopoulou

Title:	Vice President

[signature page to First Amendment to Services,
Research, Development and Collaboration Agreement]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.